Exhibit 3

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the common stock, par value $0.01 per share, of Radica Games Limited, and that this agreement be included as an exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 4th day of August, 2006.

MATTEL, INC.

By:	/s/ Robert Normile
Name:	Robert Normile
Title:	Senior Vice President, General Counsel and Secretary

MATTEL OVERSEAS, INC.

By:	/s/ Robert Normile
Name:	Robert Normile
Title:	President and Secretary

MATTEL FOREIGN HOLDINGS, LTD.

By:	/s/ Robert Normile
Name:	Robert Normile
Title:	Vice President